UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
November 23, 2005

Date of Report (Date of earliest event reported)
EMDEON CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-24975	94-3236644

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
669 River Drive, Center 2
Elmwood Park, New Jersey 07407-1361

(Address of principal executive offices, including zip code)
(201) 703-3400

(Registrant’s telephone number, including area code)

(Former name or address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure
     On November 3, 2005, at the time of Emdeon’s third quarter earnings release, Emdeon communicated its financial guidance for the quarter and year ending December 31, 2005 and for the year ending December 31, 2006 and furnished a summary of this guidance in Exhibit 99.3 to the Current Report on Form 8-K Emdeon filed with the SEC that day. On November 18, 2005, Emdeon announced that it expected that its revenue and earnings for 2006 may be towards the lower end of the ranges provided at the time of its third quarter earnings release, primarily as a result of anticipated weakness at its Business Services segment.
     The tender offer by Emdeon for shares of its common stock, referred to in Item 8.01 of this Current Report, was not reflected in the guidance referred to above. Completion of the tender offer would result in adjustments to that guidance. Emdeon anticipates that it will pay for the shares tendered and related expenses from cash on hand, including proceeds received from selling investments in our marketable debt securities. Based on the foregoing and the assumption that Emdeon purchases 60 million shares of its common stock at $8.20 per share on December 21, 2005 for an aggregate purchase price of $492 million, the following adjustments are being made:
•	As a result of the expected sale of marketable securities to fund the tender offer and the related loss of interest income, Emdeon’s previously announced financial guidance for its income before taxes, non-cash and other items and its net income are each expected to be reduced by
—	approximately $0.6 million to $0.7 million for the quarter and year ending December 31, 2005 (which reflects the assumption that the tender offer will close near the end of the quarter); and

—	approximately $17 million to $18 million for the year ending December 31, 2006.
•	In addition, as a result of the expected sales of marketable securities to fund the tender offer, Emdeon’s net income for the quarter and year ending December 31, 2005 is expected to be reduced by a loss on investments of approximately $2 million to $3 million.

•	Emdeon’s previously announced assumptions for weighted average shares outstanding would, as a result of the tender offer, be reduced by:
—	Approximately 7 million shares for the quarter ending December 31, 2005 and approximately 2 million shares for full year 2005 (which reflects the assumption that the reduction in outstanding shares will occur near the end of the fourth quarter); and

—	60 million shares for the year ending December 31, 2006.
Item 8.01. Other Events
Tender Offer
     On November 23, 2005, Emdeon Corporation issued a press release announcing that it has commenced a tender offer to purchase up to 60,000,000 shares of its common stock at a price per share of $8.20. A copy of the press release is attached as Exhibit 99.1 hereto, the contents of which are incorporated herein by reference.

     In connection with the tender offer, Emdeon’s Board of Directors has terminated its existing Stock Repurchase Program.
*     *     *
Possible Future Debt Financing
     Emdeon may seek to enter into new debt financing arrangements, including, but not limited to, senior secured credit agreements and other forms of financing. There can be no assurance that any debt financing arrangements will be available to us or that we will choose to take advantage of any such financing opportunities that do become available to us. If we do, we may use such financing for general corporate purposes, including potential acquisitions. We have not entered into any commitment regarding any such financing arrangements and there can be no assurance that we will do so in the future.
Item 9.01.       Financial Statements and Exhibits

(c)	Exhibits

The following exhibit is filed herewith:

	99.1	Press Release, dated November 23, 2005, announcing that Emdeon has commenced a tender offer for 60,000,000 shares of its common stock

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EMDEON CORPORATION
Dated: November 23, 2005	By:	/s/ Lewis H. Leicher
Lewis H. Leicher
Senior Vice President

EXHIBIT INDEX

Exhibit
Number	Description

99.1	Press Release, dated November 23, 2005, announcing that Emdeon Corporation has commenced a tender offer for 60,000,000 shares of its common stock

5